Exhibit 4.32

UNION PLAZA NO. 2003008

RENEWAL AGREEMENT

Party A: Beijing Fu Yu Da Real Estate Development Co., Ltd.

Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.

1.	Party B continues to lease Unit 501, 5/F, Union Plaza with a total usage area of 1350 square meters.

2.	Party B shall lease from May 15, 2005 to August 31, 2005.

3.	Party B shall lease at a monthly rent of RMB161.40 (including property management fee) per square meter (usage area), total amount of rent per month being RMB217890.00.

4.	This renewal agreement consists of two identical copies, and each party keeps one copy.

5.	The other provisions relating to this lease and the rights and obligations of Party A and Party B shall be governed by the 2003008 lease agreement entered into by the two parties hereto.

Party A	:	Beijing Fu Yu Da Real Estate Development Co., Ltd.	Party B	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

		[Seal]			[Seal]

Handling Person: /s/ Zhang Cai			Handling Person: /s/ Sun Xin

Date: May 23, 2005			Date: May 16, 2005